Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-141414 on Form S-3 and Registration Statements Nos. 333-134421 and 333-145243 on Form S-8 of our reports dated March 10, 2008, relating to the financial statements of Altus Pharmaceuticals Inc., and the effectiveness of Altus Pharmaceuticals Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altus Pharmaceuticals Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2008